Exhibit 14

                      E. I. DU PONT DE NEMOURS AND COMPANY


                                 CODE OF ETHICS
                                     FOR THE
         CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CONTROLLER

APPLICABILITY

This Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, and the Controller and has been adopted by the Audit Committee of the Board of Directors of E. I. du Pont de Nemours and Company (the "Company"), which is authorized to amend this Code.

STANDARDS OF CONDUCT

In performing his or her duties, the Chief Executive Officer, the Chief Financial Officer, and the Controller shall

         o exhibit and promote honest and ethical behavior within the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as described in the Company's Business Ethics Policy;

         o promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company;

         o   comply with applicable governmental laws, rules and regulations;
             and

         o report promptly any violation of this Code of Ethics to the Chairman of the Audit Committee.

ACCOUNTABILITY/ADMINISTRATION

The Chief Executive Officer, the Chief Financial Officer, and the Controller are expected to adhere to this Code of Ethics. The Chairman of the Audit Committee will assess compliance with this Code of Ethics and report any material violations to the Audit Committee. The Audit Committee will consider such reports and shall recommend to the Board of Directors appropriate responsive actions.

Any request for a waiver under this Code of Ethics shall be submitted in writing to the Chairman of the Audit Committee who has authority to grant or deny it. Any amendment to or waiver from this Code of Ethics shall be promptly disclosed on the Company's website or through a current report filled with the Securities and Exchange Commission.